Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Gerard P. Cuddy
President and Chief Executive Officer
(215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES
THE DEPARTURE OF JOSEPH F. CONNERS

PHILADELPHIA, PENNSYLVANIA, April 5, 2010 — Beneficial Mutual Bancorp, Inc. (Nasdaq: BNCL) (the “Company”), the parent company of Beneficial Bank (the “Bank”), today announced that Joseph F. Conners, Executive Vice President and Chief Financial Officer, has advised the Company that he is leaving the Company and the Bank to pursue other opportunities effective March 31, 2010.  Gerard P. Cuddy, President and Chief Executive Officer of Beneficial Mutual Bancorp, Inc. commented, “The entire Board is grateful to Joe for helping to lead the transformation of Beneficial Bank from a mutual institution with less than $2.0 billion in assets to a full service bank with a publicly traded holding company with over $4.6 billion in assets.  We wish him well in all of his future endeavors.”

Beneficial Mutual Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 68 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

This press release may contain projections and other “forward-looking statements” within the meaning of the federal securities laws.  These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. regarding its business strategies, intended results and future performances.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and other required filings.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update any forward-looking statements.